UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)*

                             RMD TECHNOLOGIES, INC.
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                                (Name of Issuer)

                         Common Stock, par value $0.001
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                         (Title of Class of Securities)

                                   749633 10 3
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                                 (Cusip Number)

                                  June 15, 2007
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                          -----------------
CUSIP No. 749633 10 3                 13D                      Page 2 of 5 Pages
---------------------                                          -----------------

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1     NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Gregory Sichenzia
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |_|
                                                                        (b) |_|

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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
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                        5     SOLE VOTING POWER

                              1,500,000
                        --------------------------------------------------------
   NUMBER OF SHARES     6     SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               0
         EACH           --------------------------------------------------------
      REPORTING         7     SOLE DISPOSITIVE POWER
     PERSON WITH
                              1,500,000
                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              0
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,500,000
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.52% based on 17,610,000 shares outstanding
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12    TYPE OF REPORTING PERSON*

      IN
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                                  Page 2 of 5

Item 1 (a).       Name of Issuer:

                  RMD Technologies, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1597 Alamo Road
                  Holtville, California  92250

Item 2(a).        Name of Person Filing:

                  Gregory Sichenzia

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  c/o Sichenzia Ross Friedman Ference LLP
                  61 Broadway, 32nd Floor
                  New York, New York  10006

Item 2(c).        Citizenship:

                  United States

Item 2(d).        Title of Class of Securities:

                  Common Stock, $0.001 par value

Item 2(e).        CUSIP Number:

                  749633 10 3

Item 3.           Type of Person:

                  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

            a.    |_| Broker or dealer registered under Section 15 of the Act.

            b.    |_| Bank as defined in Section 3(a)(6) of the Act.

            c. |_| Insurance company as defined in Section 3(a)(19) of the Act.

            d. |_| Investment company registered under Section 8 of the Investment Company Act of 1940.

            e. |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

            f. |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F); g. |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            h. |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            i. |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

            j.    |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership:

                  a.    Amount Beneficially owned: 1,500,000

                  b.    Percent of Class: 8.52%

                  c.    Number of shares as to which person has:

                        (i)   Sole power to vote or to direct the vote:
                              1,500,000

                        (ii)  Shared power to vote or to direct the vote: 0

                        (iii) Sole power to dispose or to direct the disposition
                              of: 1,500,000

                        (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.           Ownership of Five Percent or less of a Class:

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable.

Item 9.           Notice of Dissolution of Group:

                  Not Applicable.

Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: June 25, 2007                             /s/ Gregory Sichenzia
                                                --------------------------------
                                                Gregory Sichenzia